KIRKLAND’S
News Release
Contact:	Kirkland’s	SCR Partners
	Adam Holland	Jeff Black: (615) 760-3679
	(615) 872-4800	Tripp Sullivan: (615) 760-1104
IR@Kirklands.com

KIRKLAND’S REPORTS FOURTH QUARTER AND FISCAL 2015 RESULTS

NASHVILLE, Tenn. (March 11, 2016) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week and 52-week periods ended January 30, 2016.

Net sales for the 13 weeks ended January 30, 2016, increased 11.4% to $199.0 million compared with $178.7 million for the 13 weeks ended January 31, 2015. Comparable store sales for the fourth quarter of fiscal 2015, including e-commerce sales, increased 1.3% compared with an increase of 8.2% in the prior-year quarter. Kirkland’s opened 12 stores and closed six during the fourth quarter, bringing the total number of stores to 376 at quarter end.

Net sales for the 52 weeks ended January 30, 2016, increased 10.7%, to $561.8 million compared with $507.6 million for the 52 weeks ended January 31, 2015. Comparable store sales for fiscal 2015, including e-commerce sales, increased 2.9% compared with a 6.1% increase in fiscal 2014. The Company opened 43 stores and closed 11 during fiscal 2015.

Net income for the 13 weeks ended January 30, 2016 increased 6.7% to $16.6 million, or $0.97 per diluted share, compared with net income of $15.6 million, or $0.87 per diluted share, for the 13 weeks ended January 31, 2015.

Net income for the 52 weeks ended January 30, 2016, was $16.6 million, or $0.94 per diluted share, compared with $17.8 million, or $1.00 per diluted share, for the 52 weeks ended January 31, 2015. Adjusted net income, which excludes a $0.02 per diluted share charge in the first quarter of 2015 related to the retirement of the Company’s previous CEO, for the 52 weeks ended January 30, 2016 was $17.0 million, or $0.96 per diluted share.

Mike Madden, President and Chief Executive Officer of Kirkland’s, commented, “While 2015 presented challenges for Kirkland’s and retail in general, we are enthusiastic about the progress we have made to support our growth plans and bolster the entire organization for the long term.  Our real estate effort is generating more consistency in our new store openings through process improvements and an enhanced site selection method.  Recent investments in our omni-channel initiative, while still early in the process, are beginning to have an impact as evidenced by a 38% increase in digital revenue for 2015.  We have made tangible strides in delivering a complementary customer experience between the channels.”

“We are very pleased to have returned $51 million to shareholders during 2015 through a special dividend and share repurchases, reflecting our confidence in the long-term prospects for the Company and its position in the marketplace.  We ended the year in a strong financial position, with no debt and ample liquidity to invest in the business and execute our growth strategy.”

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KIRK Reports Fourth Quarter and Fiscal 2015 Results

March 11, 2016

Madden continued, “The retail environment continues to evolve at a rapid pace.  We are positioning the organization to respond to these opportunities effectively and nimbly through systems, processes and people. Our long-term earnings plan includes a goal to drive double-digit sales growth with improving profit margins as we increase store-level sales productivity, leverage our real estate opportunity and further expand our omni-channel capability – all with the intent of improving the overall customer experience and interaction with our brand.”

Fiscal 2016 Outlook

Kirkland’s is offering its initial outlook for fiscal 2016 on an annual basis and is discontinuing its practice of providing quarterly guidance. The Company expects to update its annual guidance, if necessary, each quarter and will continue to focus on communicating the interim drivers of its business fundamentals as well as an assessment of long-range goals.

Store Growth:
For the 52-week period ending January 28, 2017 (“fiscal
2016”), the Company expects to achieve approximately 6% to
8% square footage growth with 35 to 40 new store openings
and 10 to 15 store closings. Openings and closings are
expected to be weighted toward the first half of the year.

Sales:
Total sales for fiscal 2016 are expected to increase
approximately 10% to 12% compared with fiscal 2015. This
level of sales performance assumes a low-single-digit
comparable store sales increase for fiscal 2016.

Margin & Expenses:
The Company expects its gross profit margin to decline
slightly year-over-year as an improvement in the
merchandise margin is expected to be offset by an increase
in supply chain costs to support e-commerce and store unit
expansion. Operating expenses are expected to decrease as
a percent of sales. For the full year, the Company expects
a slight contraction to a modest improvement in its
operating margin.

Earnings:
Based on the above assumptions, the Company expects fiscal
2016 earnings per share to be in the range of $0.98 to
$1.11. The Company expects earnings in the first half of
2016 to decline versus last year and expects second half
earnings to be above last year’s levels as it executes on
inventory, store growth and in-store productivity
initiatives. The full year earnings projection assumes a
tax rate of approximately 38.5% and excludes any potential
share repurchases.

Cash Flow:
Capital expenditures in fiscal 2016, which are expected to
be driven primarily by new store openings and continued
investments in omni-channel and supply chain initiatives,
are estimated to range between $25 million and $30 million
compared with $35 million in fiscal 2015. The Company
expects to generate positive cash flow in fiscal 2016.

Investor Conference Call and Web Simulcast

Kirkland’s will host a conference call today, March 11, 2016, at 11:00 a.m. ET. The number to call for the interactive teleconference is (412) 542-4163. A replay of the conference call will be available through Friday, March 18, 2016, by dialing (412) 317-0088 and entering the confirmation number, 10080768.

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KIRK Reports Fourth Quarter and Fiscal 2015 Results

March 11, 2016

A live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website www.kirklands.com under Investor Relations or https://www.webcaster4.com/Webcast/Page/957/13317 on March 11, 2016, beginning at 11:00 a.m. Eastern time. The online replay will follow shortly after the call and continue for one year.

About Kirkland’s, Inc.
Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 374 stores in 35 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, fluctuations in cost and availability of products, interruptions in supply chain and distribution systems, the ability to control employment, and other operating costs, ability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 14, 2015. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports Fourth Quarter and Fiscal 2015 Results

March 11, 2016

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In thousands, except per share data)

	13-Week	13-Week
	Period Ended	Period Ended
	January 30,	January 31,
	2016	2015
Net sales	$198,970	$178,683
Cost of sales	118,452	102,013

Gross profit	80,518	76,670

Operating expenses:
Operating expenses	47,704	46,250
Depreciation	6,086	5,238

Operating income	26,728	25,182

Other expense (income), net	53	(8)

Income before income taxes	26,675	25,190
Income tax expense	10,073	9,636

Net income	$16,602	$15,554

Earnings per share:
Basic	$0.99	$0.91

Diluted	$0.97	$0.87

Shares used to calculate earnings per share:
Basic	16,765	17,146

Diluted	17,084	17,778

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KIRK Reports Fourth Quarter and Fiscal 2015 Results

March 11, 2016

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In thousands, except per share data)

	52-Week	52-Week
	Period Ended	Period Ended
	January 30,	January 31,
	2016	2015
Net sales	$561,807	$507,621
Cost of sales	343,013	304,724

Gross profit	218,794	202,897

Operating expenses:
Operating expenses	170,421	155,617
Depreciation	22,182	18,639

Operating income	26,191	28,641

Other expense (income), net	94	(179)

Income before income taxes	26,097	28,820
Income tax expense	9,524	11,006

Net income	$16,573	$17,814

Earnings per share:
Basic	$0.97	$1.03

Diluted	$0.94	$1.00

Shares used to calculate earnings per share:
Basic	17,131	17,262

Diluted	17,569	17,793

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KIRK Reports Fourth Quarter and Fiscal 2015 Results

March 11, 2016

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	January 30,	January 31,
	2016	2015
ASSETS

Current assets:
Cash and cash equivalents	$44,352	$99,138
Inventories, net	67,711	55,775
Deferred income taxes	3,329	3,538
Other current assets	15,206	8,878

Total current assets	130,598	167,329

Property and equipment, net	105,444	90,992
Other assets	1,934	2,166

Total assets	$237,976	$260,487

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,080	$24,705
Income taxes payable	4,984	5,648
Other current liabilities	25,943	27,027

Total current liabilities	59,007	57,380

Non-current deferred income taxes	4,671	4,138
Deferred rent and other long-term liabilities	54,724	47,907

Total liabilities	118,402	109,425

Net shareholders’ equity	119,574	151,062

Total liabilities and shareholders’ equity	$237,976	$260,487

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KIRK Reports Fourth Quarter and Fiscal 2015 Results

March 11, 2016

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

		52-Week
	52-Week	Period Ended
	Period Ended	January 31,
	January 30, 2016	2015
Net cash provided by (used in):
Operating activities	$32,162	$44,488
Investing activities	(35,114)	(29,647)
Financing activities	(51,834)	(4,753)

Cash and cash equivalents:
Net (decrease) increase	(54,786)	10,088
Beginning of the period	99,138	89,050

End of the period	$44,352	$99,138

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